Exhibit 99.1

Pulmatrix and Cipla Technologies LLC enter into Definitive Agreement for the Development and Commercialization of PulmazoleTM

•	Transaction marks Cipla’s entry into specialty respiratory segment, building on inroads made into the specialty business in the recent past

•	iSPERSE™ formulation of the anti-fungal drug itraconazole will enable inhaled drug delivery and on-label treatment of ABPA, a condition that affects over 2 million worldwide

•	Definitive Agreement lays ground for Phase 2 study, and partnership between the two companies for future development and commercialization costs as well as revenues from worldwide sales

Lexington, Mass.; April 15, 2019: Pulmatrix, Inc. (NASDAQ: PULM; hereafter referred to as “Pulmatrix”), a clinical stage biopharmaceutical company focused on developing novel inhaled therapeutics to serve unmet needs in respiratory disease, and Cipla Technologies LLC (“Cip Tec”), a subsidiary of Cipla Limited (BSE: 500087; NSE: CIPLA EQ; along with its subsidiaries, affiliates and joint ventures, hereafter together referred to as “Cipla”) today announced their entry into a Definitive Agreement for the co-development and commercialization of PulmazoleTM (PUR1900) – an inhaled iSPERSETM formulation of the anti-fungal drug itraconazole for the treatment of allergic bronchopulmonary aspergillosis (ABPA) in patients with asthma.

Following the Definitive Agreement, Cip Tec will make an upfront payment of $22 million to Pulmatrix in exchange for assignment of all rights for Pulmazole in relation to pulmonary indications to Cip Tec. Thereafter, both parties will equally share costs related to the future development and commercialization of Pulmazole, and equally share worldwide free cash flow from future sales of Pulmazole. Pulmatrix will remain primarily responsible for the execution of the clinical development of Pulmazole, and Cip Tec will be responsible for the commercialization of the product. The partnership will be overseen by a Joint Steering Committee with equal representation from both companies.

With the signing of the Definitive Agreement, Pulmatrix is in a strong position to complete the Phase 2 study entitled: ‘A Randomized, Double-Blind, Multicenter, Placebo-Controlled, Phase 2 Study to Evaluate the Safety, Tolerability, and Pharmacokinetics of Itraconazole Administered as a Dry Powder for Inhalation (PUR1900) in Adult Asthmatic Patients with Allergic Bronchopulmonary Aspergillosis (ABPA)’. Pulmatrix plans to initiate this study in April 2019.

Robert W. Clarke, Ph.D., Chief Executive Officer of Pulmatrix, said: “Cipla’s expertise in respiratory drug development and manufacturing strengthens our development program while its global commercialization experience and footprint will enable us to bring this novel therapeutic option to patients suffering from ABPA. This is also an important financial milestone for the company, securing adequate funds to complete the Pulmazole Phase 2 study, along with 50% commitment from Cip Tec for future Pulmazole development and commercialization costs while retaining worldwide rights to 50% of the free-cash-flow from future revenues.”

Umang Vohra, Managing Director and Global Chief Executive Officer of Cipla, said: “Pulmazole will be Cipla’s entry into the branded respiratory space and will serve a vital unmet medical need for the treatment of ABPA, a condition that possibly impacts over 2 million patients worldwide but has no labelled drug. Pulmatrix has a capable development team and a strong intellectual property (IP) estate through its iSPERSE delivery platform. This creates potential to expand the scope of this collaboration and extract synergies from Cipla’s long-established in-house capability in the development of inhalation therapy solutions.”

About ABPA and inhaled itraconazole

ABPA is a disease that occurs most often in patients with underlying asthma or cystic fibrosis, and it is characterized by an exaggerated allergic hypersensitivity response of the immune system to the fungus Aspergillus colonizing and growing in the airways. Oral itraconazole (Sporanox®) is currently used as an adjunctive treatment to corticosteroids in ABPA patients. However, its use is limited by poor bioavailability, variable pharmacokinetics, and toxicity concerns related primarily to the risk of gastrointestinal and cardiac side effects, as well as extensive drug-drug interactions. The Pulmatrix Pulmazole program is the first inhaled dry powder version of itraconazole known to the company to be advanced into clinical development, with the goal of improving upon the known safety and efficacy profile associated with oral Sporanox® by delivering the drug directly to the lung.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is focused on advancing treatments for serious lung diseases, including PulmazoleTM, inhaled anti-fungal itraconazole for patients with ABPA, and PUR1800, a narrow spectrum kinase inhibitor for patients with obstructive lung diseases including asthma and chronic obstructive pulmonary disease (“COPD”). Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

Investor Contacts

Robert Clarke, Chief Executive Officer	William Duke, Chief Financial Officer
Phone: (781) 357-2333	Phone: (781) 357-2333
E-mail: rclarke@pulmatrix.com	E-mail: wduke@pulmatrix.com

About Cipla Limited

Established in 1935, Cipla is a global pharmaceutical company focused on agile and sustainable growth, complex generics, and deepening portfolio in its home markets of India, South Africa, North America, and key regulated and emerging markets. Cipla’s strengths in the respiratory, anti-retroviral, urology, cardiology and CNS segments are well-known. Cipla’s 44 manufacturing sites around the world produce 50+ dosage forms and 1,500+ products using cutting-edge technology platforms to cater to 80+ markets. Cipla is ranked 3rd largest in pharma in India (IQVIA MAT Dec’18), 3rd largest in the pharma private market in South Africa (IQVIA YTD Dec’18), and is among the most dispensed generic players in the US. For over eight decades, making a difference to patients has inspired every aspect of Cipla’s work. Its paradigm-changing offer of a triple anti-retroviral therapy in HIV/AIDS at less than a dollar a day in Africa in 2001 is widely acknowledged as having contributed to bringing inclusiveness, accessibility and affordability to the centre of the movement. A responsible corporate citizen, Cipla’s humanitarian approach to healthcare in pursuit of its purpose of ‘Caring for Life’ and deep-rooted community links wherever it is present make it a partner of choice to global health bodies, peers and all stakeholders. For more, please visit www.cipla.com, or click on Twitter, Facebook, LinkedIn.

Corporate Communications	Investor Relations

Heena Kanal	Naveen Bansal
E-mail: CorpComm@cipla.com	E-mail: Investor.Relations@cipla.com

About Cipla Technologies LLC

Cipla has a three-decade history in USA through its long-standing partnerships and through the acquisition of Invagen and Exelan, that marked its entry in the generic space under its own label. Cipla Technologies LLC (“Cip Tec”), a wholly-owned subsidiary of Cipla Ltd, is based in San Diego and was incorporated for the realization of Cipla’s long-term aspiration of becoming a global specialty pharmaceutical company and creating the next growth engine for Cipla. Its focus is to provide effective, innovative and clinically relevant solutions to unmet needs of patients in the CNS & respiratory therapies by creating a pipeline of branded products in the USA specialty market. The Cip Tec pipeline includes CPN 101, a transdermal system for the delivery of Tizanidine, that aims to address the poor tolerability profile and its inconvenient dosing in spasticity patients. The pipeline also includes CPN 103 (formerly CTP 354), an oral Deuterated selective GABA-A agonist for spasticity, pain and anxiety that is expected to have a superior safety profile and a possibly improved efficacy through absence of dose limiting side effects. Cip Tec has created strong capability in scientific, clinical and commercial assessment of innovative assets across the identified focus areas of CNS and Respiratory.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K filed by the Company with the Securities and Exchange Commission, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.